Exhibit 99.1
FOR IMMEDIATE RELEASE
Energy Transfer Partners’ Management Will
Recommend Four-Month Distribution
DALLAS, December 11, 2007 — Energy Transfer Partners, L.P. (NYSE:ETP) today announced that management will recommend that the Board of Directors of ETP approve the payment of a four-month distribution to ETP unitholders.
As a result of the previously announced change in year-end reporting, ETP will make a transitional distribution for the four-month period ending December 31, 2007. ETP’s management will recommend payment of a distribution of $1.1250 per unit representing a distribution of $0.84375 per unit for the three-month period and $0.28125 per unit for the additional month.
ETP’s four-month distribution will be paid on February 14, 2008 to unitholders of record as of the close of business on February 1, 2008. Going forward, ETP’s new quarterly distribution payment schedule will be on or about February 14th, May 15th, August 14th, and November 14th. Payment of the four-month distribution is subject to ETP Board approval.
Energy Transfer Equity, L.P. (NYSE:ETE) will also make a distribution to its unitholders for the four-month period ending December 31, 2007. Management of ETE will make a recommendation to the Board of Directors of ETE relating to this four-month distribution in the near future.
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas, Louisiana, New Mexico, Utah and Colorado and three natural gas storage facilities located in Texas. These assets include approximately 14,000

Exhibit 99.1
miles of intrastate pipeline in service, with approximately 500 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.
Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partners units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.
The information contained in this press release is available on the Partnership’s website at www.energytransfer.com.
Company: Energy Transfer Partners, L.P. (NYSE:ETP)
Record Date: February 1, 2008
Ex Date: January 30, 2008
Payment Date: February 14, 2008
Four-Month Distribution: $1.1250 per Common Unit
Contacts:
Investor Relations:
Renee Lorenz
Energy Transfer
214-981-0700 (office)
Media Relations:
Vicki Granado
Gittins & Granado
214-504-2260 (office)
214-498-9272 (cell)
# # #